Florida Public Utilities Announces Results for the Third Quarter of 2008

WEST PALM BEACH, FL -- 11/12/2008 -- Florida Public Utilities (AMEX: FPU) reported net income for the third quarter ended September 30, 2008 of $424,000 or $.07 per share, compared with $355,000 or $.06 per share for the same period last year. Net income for the nine months ended September 30, 2008 was $2,454,000 or $.40 per share, compared to the same period last year of $2,563,000 or $.42 per share.

Total revenues increased $10,293,000 in the third quarter of 2008 compared to the same period in 2007, primarily due to the higher fuel costs and associated taxes that are recovered directly from customers. A final annual electric rate increase of approximately $3,900,000 a year was approved in April 2008, with the new rates beginning May 22, 2008. These revenues increased overall profitability for the electric segment and management expects they will continue to offset increased expenditures including depreciation, storm readiness mandates and initiatives and other expenses throughout 2008.

We recorded additional 2006 natural gas over-earnings of $135,000 which reduced revenues and gross profit in the third quarter of 2008. The Florida Public Service Commission (FPSC) approved finalization of the 2006 over-earnings on September 29, 2008 and ordered the Company to apply the over-earnings to fund its natural gas storm reserve to help offset future storm costs.

In our regulated segments, usage per customer was down this quarter and management believes it is due to conservation measures taken by the Company's gas and electric customers as a result of higher fuel costs and the slowdown in the general economy. Earnings for the third quarter were higher than the prior year, but, earnings for the year to date period ending September 30, 2008 were lower than the prior year primarily due to nonrecurring professional fees and expenses incurred in the second quarter of 2008.

Depreciation expense also increased. New plant additions and increased depreciation rates in our electric segment that became effective January 1, 2008 caused depreciation expense to increase by $164,000 in the third quarter of 2008 compared to the same period in 2007. Due to the timing of final rate recovery in the electric segment, the depreciation expense increase as a result of increased electric depreciation rates was not fully recovered in the first half of 2008. Management believes that the electric depreciation increase for the remainder of 2008 will be fully offset by the increase in revenues as a result of the recent electric final rate recovery.

The Company plans to file a request with the FPSC in the fourth quarter of 2008 for a base rate increase in its natural gas segment. This request will include recovery of increased expenses, partial recovery of capital expenditures and a return on investment since the Company's last rate proceeding in 2004. Finalization of this request and approval, if any, of a natural gas base rate increase would not likely occur until mid 2009. Possible interim rate relief for partial recovery of the increased expenditures may occur in early 2009. Management believes these rate increases and the related revenue increase will increase the overall profitability for the natural gas segment beginning in mid 2009. This rate increase should offset many increased expenditures and expected reduced revenues from the reduction in units sold due to possible conservation measures taken by customers during 2008.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

This press release contains forward-looking statements including those relating to the expectations of management that revenues for the electric segment will continue to offset increased expenditures including depreciation, storm readiness mandates and initiatives and other expenses throughout 2008; that the electric depreciation increase for the remainder of 2008 will be fully offset by the increase in the revenues as a result of the recent electric final rate recovery; and that requested rate increases, if granted, and the related revenue increase will increase the overall profitability for the natural gas segment beginning in mid 2009 and offset many increased expenditures and expected reduced revenues from the reduction in units sold due to possible conservation measures taken by customers during 2008. These statements involve certain risks and uncertainties. Actual results may differ materially from what is expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed by the forward-looking statements include, but are not limited to, those set forth in "Risk Factors" in our Form 10-K for the year ended December 31, 2007 and our Form 10-Q for the quarter ended September 30, 2008.

Key operating results for the third quarter and year to date 2008 and 2007 are summarized below:

                       Florida Public Utilities
             (Dollars in thousands except per share data)

                                     Three Months Ended   Nine Months Ended
                                        September 30,       September 30,
                                       2008      2007      2008      2007
                                    --------- --------- --------- ---------

Total Revenues                      $  41,934 $  31,641 $ 128,340 $ 102,721

Net Income                          $     424 $     355 $   2,454 $   2,563

Earnings for Common Stock           $     417 $     348 $   2,433 $   2,542

Earnings per Common Share -
 basic & diluted                    $     .07 $     .06 $     .40 $     .42

Average Shares Outstanding          6,098,034 6,049,644 6,082,681 6,035,103

Contact:
George M. Bachman
CFO, Treasurer and Corporate Secretary
561.838.1731